China Ruitai International Holdings Company Limited
First Quarter 2011 Earnings Conference Call
May 23, 2011

Operator:                                        Ladies and gentlemen, thank you for standing by, and welcome to the China Ruitai International Holdings Company Limited First Quarter 2011 Earnings Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question please press the star, followed by the one on your touchtone phone.  Please press star, zero for operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up the handset before making your selection.

I’d now like to turn the conference over to Johnny Lai from HG International.  Please go ahead.

Johnny Lai:                                    Thank you, operator.  Good morning, ladies and gentlemen.  My name is Johnny Lai with HG International.  I’d like to thank everyone who has joined us today for the China Ruitai First Quarter 2011 Earnings Conference Call.

The agenda for today’s call includes prepared remarks from the Chairman, Mr. Ma; the CFO, Mr. Gang Ma; and China Ruitai’s VP of Finance, Crystal Tang.  Crystal will provide a summary of the fiscal first quarter March 31, 2011 earnings results, followed by a brief summary of recent developments.

As a reminder that today’s call may contain forward-looking statements which are subject to risk and uncertainties, and management may make additional forward-looking statements in response to questions.  Therefore the company claims the protection of the safe harbor rules regarding forward-looking statement that is contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve inherent risks and uncertainties.  As such, results may be materially different from the views expressed today.  A number of potential risks and uncertainties are outlined in the company’s public filings with the SEC.  The company does not undertake any obligation to update any forward-looking statements except as required under applicable law.

Now, I’d like to introduce Mr. Chairman Ma of China Ruitai who will make some opening remarks.

Crystal Tang:	(Chinese Spoken)

Dianmin Ma:	(Chinese Spoken)

Crystal Tang:                                  Thank you Johnny.  I would like to begin by thanking the investor in CRUI who join us on the call today.

During the first quarter of the year, we confronted a number of challenges; however, we’re still very positive of the prospect of China Ruitai’s development and performance.  Due to the (unintelligible) in Shanghai happening last November, and the Chinese government has been reviewing the insulation material products industry which led to a lower sales of our product from the construction industry in the first quarter of 2011.  So, along with the clarification of the new codes and also the temperature increase, we anticipate the increase in orders from our products from the construction industry.  In the meantime, we’re continuing expanding ourselves in the focused product lines such as in pharmaceuticals, cosmetics and also the food industry.  So from the second quarter, with the train of the cotton price falling, we expect to increase our profit margin accordingly.  However, since there’s the price lagging of the margin, we expect to see the price margin dramatic increase in the second half of the year, and I’m coming back from a raw material manufacturing place today and we happily announced that the (inaudible) cotton price already decreased to approximately 1,500, $1,500.00 US per ton as compared to the last year of over $2,000.00 US per ton.

China Ruitai will strive to maintain and improve our profit margin in the fast, challenging and also changing market environment, and we will continue to make our best effort to expand our customer basis and also maximize our shareholder value.

And right now, on behalf of Mr. Ma, I would like to provide some overview of the first quarter results of the year.  Our revenue for the first quarter was 9.6 million and represented a decrease of 6% from 10.2 million in 2010.  The decline was associated with less sales of the company raised prices on approximately 90% of our products by an average of 1,500 tons or $1,500.00 US per ton, or 26% to offset the rising raw material especially the cotton price and also the labor cost.

Adding to the temporary drop in demand was the decrease in sales to our construction customers as a result of newly issued building insulation material codes following the building fires in Shanghai on November 15, 2010.  (Unintelligible) either especially our construction specific material, it’s a necessary ingredient for the insulation mortar due to the water retention characteristics.  The insulation materials that led to the Shanghai building fire were unrelated to the company’s products.  However, we believe this event reduced demand for our construction specific cellulose ether due to the uncertainty of the newly issued codes.  We understand that the soft pace of shipment is industry wide and have heard similar stories from our competitors as well.

That said, we sold 1,260 tons of products during the first quarter of 2011, compared to 1,808 tons in the first quarter of 2010.  We’re confident that our orders we recover in the second half of the 2011 as our customer adjust to higher pricing in the company’s construction materials and also as the cotton input cost decrease after almost a year of steady increases.  As a result of soft sales in the first quarter and increased cotton prices, our gross profit margin decreased by 15% year-over-year to 2.8 million.  Our gross margin was 29.2% in the first quarter versus 32.4% in 2010.  We were able to mitigate the price increases of the cotton by using the wood pump as the source of cellulose ether for certain products.  However, the majority of the company’s products and particularly HPMC products for the construction industry require the cotton base cellulose.  We made further progress expanding our sales to higher margin pharmaceutical clients.  Our sales to pharmaceutical customers expanded 10% to 5.3 million, representing 55% of the total sales.  We added 16 new customers to its pharmaceutical sales segment in the first quarter, and consider this a gross segment for us and remain excited about the prospect for the growth.

Our operating expenses increased by approximately 0.6 million in the first quarter of 2010 to 1.3 million in the first quarter of 2011.  Our sales and marketing expenses which consist of sales commission, freight charges and advertising and promotion expenses increased 47% to 0.5 million due to mostly to freight costs incurred by a free freight promotion program to encourage stocking orders with our manufacturing customers.  Administrative expenses was 0.7 million, compared to 0.3 million in the first quarter of 2010, as the result of our payroll increases and also the bonuses awarded to our employee in the first quarter of 2011.  These bonuses are based on our 2010 performance and also our holiday bonuses for the Chinese New Year.  Excluding the 0.4 million of non-recurring increase in the bad debt collections in the first quarter of 2010, which was not present in this year’s first quarter results, general and administrative expenses increased approximately 7.2%.

Our operating income decreased to 1.6 million, compared to 2.7 million in the first quarter of 2010 and our operating margin was 16.1% in the first quarter of 2011.  The net income for the three months ended March 31, 2011 was 0.7 million, compared to 1.9 million in the prior year’s corresponding period.  APS was $0.04 and $0.09 in the first quarter of 2011 and 2010 respectively.  The weighted average shares outstanding were 26.2 million for those periods.

Now, getting to our balance sheet and also the cash flow discussion.  We had 15.8 million in cash and cash equivalent at March 31, 2011 as compared to the 25.5 million as of December 31, 3010.  Our restricted cash balance of 15.3 million represented deposits for the notes payable.  As of March 31, 2011, we had 42.6 million in short term loans and 19.5 million in notes payable from several large financial institutions including Bank of China, Shanghai Pudong Development Bank and (inaudible).  The company has long term relationships with those banks, and the management is confident that it will maintain access to these bank loans for the foreseeable future.  Our shareholder equity was 30.8 million at March 31, 2011, a 3% increase from 29.9 million reported of the December 31, 2010, and thanks everyone for coming to the conference.

Now, we are opening for questions.  Operator? Operator?

Operator:                                        Thank you, ladies and gentlemen.  We’ll begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone.   If you would like to withdraw your question, press the star, followed by the two, and if you are using speaker equipment, you’ll need to lift the handset before making your selection.

And once again, ladies and gentlemen, if you would like to ask a question, please press star, one at this time.  Our first question is from the line of Ephraim Fields with Echo Lake Capital.  Go ahead.

Ephraim Fields:                             Hi.  I had a few questions, Crystal for Chairman Ma.

Crystal Tang:                                 Sure.  Please go ahead, Ephraim.

Ephraim Fields:                             Sure.  The first question is, his stock is down 80% this year, and I’m wondering if he’s embarrassed by the performance of his stock?

Crystal Tang:                                 (Chinese Spoken)

Dianmin Ma:                                  (Chinese Spoken)

Translation:
We believe the reason for the decrease in RuiTai’s stock price was due to the large fluctuation of the market economy, especially since 2011, and in particular, the price of raw materials fluctuated a lot since September and October of last year. Our raw material cotton price increased from a slightly over RMB12,000 per ton to RMB30,000 per ton. After March 2011, the price gradually decreased to RMB17,000-RMB 18,000 per ton.  Sometimes, however, it could increase to as much as RMB 20,000 per ton. The price fluctuation for the raw material lad to some difficulty for us to provide accurate guidance. Cotton is only one of the raw materials which we have seen price fluctuation. Due to the oil price fluctuation, our other raw materials, such as epoxy propane and chloromethane, have also experienced large price fluctuations. Especially since the price of cotton was manipulated by some groups, it is even difficult for the government to accurately predict and fully control the price fluctuation, so for an enterprise like us it is also difficult to predict. Along with the state control (of excessive price fluctuation), we believe our gross profit margin will bounce back to 30% or above. For the month of April itself, we have a net income of RMB 4 million. The Chinese government has exerted tight control of the real estate industry since the second half of 2010 and the beginning of 2011, leading to a slow period for the real estate industry. Part of our products are also used in the construction industry, leading to a decrease in sales. However, we improved our technology and production processes used in the pharmaceutical, food and cosmetics industry products. We gradually applied wood cellulose into our products along with the cotton cellulose. Why haven’t we seen the increase in our profit margin after we applied the lower cost wood cellulose as our raw material? It was due to the over 100% price increase in other raw material prices, such as epoxy propane, chloromethane, sodium hydroxide and cotton, which consumed the profit contribution of applying cheaper wood cellulose. In addition, the Chinese government recently adopted a strict policy against hostile bid up pricing, so the raw material prices gradually come back to historical levels.

Another factor was due to the immediate increase in our borrowing costs. The Chinese government has been tightening liquidity to tackle the inflation in China. From January 2011 until now, China has raised banks’ reserve ratio requirements four times, which breaks the historical record since the establishment of the People's Republic of China. This increased the borrowing cost of the company, which led to the decrease of our profitability. However, we believe all small to medium size companies are facing challenges during this transition period, so the government leader has started to have some policy adjustment. We estimate the borrowing cost already reached its high level and will gradually decrease. Other small and medium size enterprises in China face a lot of challenges, as we do. Recently, starting from late March 2011, I have been visiting our raw material suppliers, especially cotton suppliers. We all believe the price of cotton already reached its historical high and we anticipate a gradual decrease of raw material prices. In addition, we believe the cost of borrowing will gradually decrease as well. I believe after so many rounds of market adjustment, our profit margin will bounce back after late April and May and reach a historical new level.

At the same time, I have some comments on the TaiShan Building in Beijing. After the non-deal road show in the United States in 2010, due to the government policy change, our previous potential buyers of the building thought our selling price for the building was too high. However, we believe the main reason was due to the finance policy change of the Chinese government, which resulted in the potential buyer not having RMB 200,000,000 to RMB 300,000,000 to buy the building at that point. Under such circumstances, we delayed the sale of the building to protect the benefit of the company as well as our investors. We can not sell $100,000 worth of product for $50,000, which will hurt both parties. Along with China’s policy change, the real estate industry is gradually improving. After April 18, 2011, Hai Nan province has gradually opened its restriction on Property-purchasing limitations. After April 2011, real estate prices in Beijing slightly increased. We are now under negotiation with one potential buyer, hoping we could agree to sell the building. We anticipate if we can negotiate a reasonable price, we will sell the building as soon as possible to get the money back in order to protect the company and also our shareholder’s benefit.  This could also be a valuable capital resource for the company as well.

Starting from the second quarter of 2011, we are making adjustments to our production process. Two of the more reputable companies in our industry are Dow Chemical and Hercules. We have been learning from these companies to improve our production processes. We believe we made some improvements for our production processes but we still need improvement with respect to our production machine and facility. We are now gradually purchasing some imported machines in order to increase our product quality to satisfy our higher quality customer demand which we believe will result in higher profitability of our products.

Crystal Tang:	(Chinese Spoken)

Crystal Tang:                                 Ephraim, Chairman Ma answered your questions in three different perspectives.  First, Mr. Ma answered the question from the operational expected (sp?) from this the last year.  Since the last year, due to the market fluctuations, especially the big fluctuations in our raw material price, our profit and our operational has encountered great challenges for the past year.  The raw material price, especially the jean cotton itself with the price compared with the previous year, and also due to the increase in oil price, our other raw materials, including the (inaudible) and all the other raw materials price also increased greatly since the last year.  So, since the last year, the company has made great efforts to try to control the cost, and we—what we have done is that we have turned this raw material such as wood pulp to replace a portion of the jean cotton which is…

Ephraim Fields:                              Crystal?  Crystal.  Forgive me for interrupting you I know the Chairman gave a very long answer and what I will do is I will just have someone from my China team translate it for me, so that we don’t have to spend as much time having you just translate what he just said and we can move on.

My next question is, is there an update on the sale of the real estate?

Crystal Tang:                                 Yes.  Mr. Ma mentioned something on the second point that he made.  Do you want me to translate it for you right now?

Ephraim Fields:	Yes. Thank you.

Crystal Tang:                                Mr. Ma made a point also on the Beijing real estate, which he thinks also one of the reasons leading to the decrease in our stock price.  What happened is after the road show last year, he come back and talked to a couple of like potential buyers for the building, but after he go back to China, the Chinese policy for the real estate has changed a little bit.  Chinese government has tightened in the control for the real estate, so by the time he goes back, the negotiated price that he previously discussed with the potential buyers, they do not willing to accept that price anymore.

In addition to that, that person can, the potential buyer cannot obtain heredity finance from the bank as well due to the credit policy changed in China as well.  So, what happened is that for a deal that Mr. Ma think is very probable to happen, to sell the building originally doesn’t happen last year.  But, as of right now, as of late April, Mr. Ma sees some improvement in the real estate industry, and also he reopened the negotiation with other potential buyers as well.  And Mr. Ma also made a point that he doesn’t willing to sell the building in an unreasonable price which is much lower than he thinks he would sell the building.  That’s not good for the company’s benefit and also not good for the shareholder’s benefit because it’s a very (inaudible) locating the very nice location in Beijing, so Mr. Ma made the conclusion that once he get a comparative sale price from the potential buyer, he would like to sell this as quick as possible and to maximize both our shareholder and the company’s benefit as well.

Ephraim Fields:	Okay. Thank you.

Operator:                                        Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.  As a reminder, if you are using speaker equipment, you’ll need to lift the handset before making your selection.

And I’m showing no further questions at this time.  Please continue.

Crystal Tang:                                 Is there are any additional questions from our investor or potential investor?

Operator:                                        There are no questions.  You may continue.

Crystal Tang:                                Okay.  So as a conclusion, thanks for everyone to join us for the China Ruitai International First Quarter Earnings Call and as we just said and also Mr. Ma mentioned, we are going to continue making efforts to improve our operation and expand our customer base, and also improve our shareholder’s value.  Thank you, everyone for joining us today.

Operator:                                        Ladies and gentlemen, this concludes our conference for today.   Thank you for your participation.  You may now disconnect.